UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 22, 2014

CHESAPEAKE ENERGY CORPORATION
(Exact name of Registrant as specified in its Charter)
Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
6100 North Western Avenue, Oklahoma City, Oklahoma		73118
(Address of principal executive offices)		(Zip Code)
(405) 848-8000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
*	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
*	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
*	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Item 1.01 Entry into a Material Definitive Agreement
On December 22, 2014, Chesapeake Appalachia, L.L.C. (“CHK Appalachia”), a wholly owned subsidiary of Chesapeake Energy Corporation (the “Company”), entered into a Settlement Agreement with Southwestern Energy Production Company (“SEPC”), a wholly owned subsidiary of Southwestern Energy Company, pursuant to which the CHK Appalachia completed the previously announced sale of certain of its assets in the southern Marcellus Shale and a portion of the eastern Utica Shale to SEPC, for net proceeds of approximately $4.975 billion in cash. The net proceeds include a $400 million adjustment to the $5.375 billion purchase price that was previously disclosed in a Current Report on Form 8-K filed on October 17, 2014. The price adjustment is attributable to various items, including, but not limited to, SEPC's waiver of potential post-closing price adjustments for certain title deficiencies and environmental liabilities (as specified in the Settlement Agreement). The sold properties consist of approximately 413,000 net acres and approximately 1,500 wells in northern West Virginia and southern Pennsylvania, along with related property, plant and equipment (collectively, the "Designated Properties").
The foregoing is a summary of the terms of the Settlement Agreement and does not purport to summarize or include all terms relating to the Settlement Agreement. The foregoing summary is qualified in its entirety by reference to the Settlement Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.
Item 2.01 Completion of Acquisition or Disposition of Assets
On December 22, 2014, CHK Appalachia completed the sale of the Designated Properties to SEPC for cash consideration of $4.975 billion.  Additional information regarding the transaction is provided in Item 1.01 above and the related Current Report on Form 8-K filed on October 17, 2014, which information is incorporated by reference in this Item 2.01.
Item 7.01 Regulation FD Disclosure
On December 22, 2014, the Company issued a press release announcing the completion of the sale of the Designated Properties and authorization of a common stock repurchase program. A copy of the press release is furnished as Exhibit 99.1 to this Current Report.
Item 8.01 Other Information
On December 22, 2014, the Company issued a press release announcing that its Board of Directors has authorized the repurchase of up to $1 billion in value of its common stock from time to time. The repurchase authorization permits the Company to make repurchases on a discretionary basis as determined by management, subject to market conditions, applicable legal requirements, available liquidity, compliance with the Company's debt arrangements and other appropriate factors. Acquisitions under this repurchase authorization are to be made through open market or privately negotiated transactions and may be made pursuant to plans entered into in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. This repurchase authorization does not obligate the Company to acquire any particular amount of common stock and may be modified, extended, suspended or discontinued at any time without prior notice. No assurance can be given that any particular amount of common stock will be repurchased.

Item 9.01	Financial Statements and Exhibits

(b)	Pro Forma Financial Information:

The unaudited pro forma condensed consolidated financial statements have been derived from the Company's historical consolidated financial statements and are being presented to give effect to the sale of the Designated Properties. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2014 and the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2014 and for the year ended December 31, 2013, and the related notes thereto, are furnished as Exhibit 99.2 to this Current Report.

(d)	Exhibits:
The following exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit No.	Document Description
99.1	Chesapeake Energy Corporation press release dated December 22, 2014 announcing the completion of the sale of the Designated Properties and authorization of a common stock repurchase program.
99.2
Unaudited Pro Forma Condensed Consolidated Financial Information of Chesapeake Energy Corporation and subsidiaries as of September 30, 2014 and for the nine months ended September 30, 2014 and the year ended December 31, 2013.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION

Date: December 22, 2014	By:	/s/ James R. Webb
James R. Webb
Executive Vice President - General Counsel
and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Document Description
99.1	Chesapeake Energy Corporation press release dated December 22, 2014 announcing the completion of the sale of the Designated Properties and authorization of a common stock repurchase program.
99.2
Unaudited Pro Forma Condensed Consolidated Financial Information of Chesapeake Energy Corporation and subsidiaries as of September 30, 2014 and for the nine months ended September 30, 2014 and the year ended December 31, 2013.